ACQUISITION PURCHASE
                                   AGREEMENT

                                    Between
                                  InsynQ Inc.
                                      and
                       Omnibus Subscriber Computing Inc.


This agreement (the" Agreement') is entered into this 1st day of June, 2001 ("The Date of This Agreement'), between InsynQ, Inc., ("InsynQ'') a Delaware corporation, having its principal place of business at 1101 Broadway Plaza, Tacoma, W A 98402, and Omnibus Subscriber Computing Inc, ("USC'), a Delaware corporation, having its principal place of business at the offices of its wholly owned subsidiary Omnibus Canada Corporation ("OCC') located at 95 Wellington Street West, Suite 1500, Toronto, ON M5J 2N7.

     WHEREAS, USC entire assets consist of their Canadian based company Omnibus Canada Corporation (OCC);

     WHEREAS, OCC provides Application Hosting and Outsourced Management Services ("Services" to customers with offices in various cities in Canada;

     WHEREAS, InsynQ provides Application Hosting Services to customers throughout the United States and foreign countries including Canada;

     WHEREAS, Donald Kaplan beneficially owns all of the issued and outstanding shares of USC, and USC owns all of the issued and outstanding shares of OCC;

     WHEREAS, InsynQ and USC wish to combine their business operations;

     WHEREAS, USC wishes to sell 100% of its shares for shares in InsynQ as defined herein and in a manor so as to qualify for a tax-free exchange under United States Tax Codes;

     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:


     A.   STRUCTURE OF THE TRANSACTION

          1. This transaction (the "Transaction") will close on The Date of This Agreement (the "Closing") and its material provisions will be carried out in two phases: The Combine Business Operations Phase and the Share Swap Phase as set out herein.

          2. USC and InsynQ agree that the Combine Operations Phase will be completed by a date thirty days after The Date Of This Agreement.

          3. USC and InsynQ will use their best efforts to complete the Share Swap Phase by a date six months after The Date Of This Agreement.

          4. USC and InsynQ understand and agree that in order to carry out the material provisions of the Share Swap Phase of the Transaction the following events must have first occurred:

               (a)  an audit of USC and its subsidiary OCC

               (b)  completion of SEC related legal work

               (c)  a significant financial raise into InsynQ


     B.   THE COMBINE BUSINESS OPERATIONS STAGE

          1. Donald Kaplan will be issued options to acquire 1,000,000 shares of InsynQ at $.13.

          2. InsynQ will execute a promissory note in the amount of $220,000 (the 'Promissory Note') in favor of USC, which shall be paid at a rate of $10,000 per month starting 60 days after Closing or upon a minimum funding of $500,000 until paid in full with an interest rate of 8% per annum and further described and allocated in Schedule "B" hereto as part of this agreement. Notwithstanding the aforesaid, the last full payment of $10,000 called for in Schedule "B" will be made on a date thirty days after Closing.

          3. InsynQ will execute an employment agreement with Donald M. Kaplan ('Kaplan') pursuant to Schedule "C" attached hereto as part of this agreement;

          4. InsynQ will offer Andrew Paraninfo and Shane Chan, employees of OCC, employment on an at will basis consistent with their current compensation and duties.

          5. InsynQ agree and understands OCC will terminate employment of Arman Boduryan ('Boduryan') and Laura Mullen ('Mullen'), both of whom are employees of OCC and agree to pay compensation for back pay and severance pay pursuant to Schedule "D" attached hereto as part of this agreement upon a minimum funding of $500,000.

          6. InsynQ shall indemnify Kaplan and Mullen for actual liabilities arising out of both their employment by OCC to pay certain liabilities as defined in Schedule "E" attached hereto as part of this agreement.

          7. The parties hereto wish to establish an immediate relationship allowing InsynQ to manage the assets of USC. To facilitate this, the parties hereto will execute a management services agreement (the 'Management Services Agreement') pursuant to Schedule "Fl " attached hereto as part of this agreement, and whose terms ends on a date six months after The Date Of This Agreement.

          8. InsynQ assumes the current liabilities of USC and OCC as of the Date of this Agreement, which are set out in Schedule "F2" attached hereto as part of this agreement. These liabilities include current liabilities and termination and settlement agreements with former employees and vendors.



     C.   THE SHARE SW AP PHASE

          1. InsynQ will issue 2,871,280 shares of lnsynQ Common stock in exchange for 100% of the issued and outstanding stock of USC of which approximately 71,280 will be issued as allocated pursuant to Schedule "A" attached hereto as part of this agreement.

          2. USC will become a wholly owned subsidiary of InsynQ and OCC shall remain a subsidiary of USC.

          3. The shares of USC acquired by InsynQ as a result of the acquisition will be held in escrow by a reasonably mutually agreed upon escrow agent ("Escrow Agent").

          4. InsynQ shall execute a Security Agreement for the stock of USC held by the Escrow agent, which shall include, but not limited to certain default provisions some of which are set out below. The shares of USC held by the Escrow Agent are to be returned forthwith to USC if any of the following occur:

               a. InsynQ defaults on the Promissory Note due USC as set out in Schedule "B";

               b. InsynQ defaults in making payments on behalf of OCC as set out in Schedule "F2" for the liquidation of the current liabilities;

               c. InsynQ files for protection under Chapter 11 or otherwise becomes or is declared bankrupt.

     Upon any such return of the shares as aforesaid, the customers of InsynQ that are customers of OCC at Closing are to be transferred by InsynQ back to OCC as per the business continuity agreement (the "Business Continuity Agreement"), which agreement is incorporated herewith as Schedule "G".


     D.   REPRESENTATIONS & WARRANTEES

          1. USC represents and warrants that the customers, seat counts and associated billings of OCC are as set out in Schedule "H" hereto attached as part of this agreement.

          2. USC represents and warrants: (i) that the customers of OCC on the Date of this Agreement are being provided with Services in a proper fashion acceptable to the said customers, (ii) that the computer equipment being operated by OCC at its processing center is fully capable of providing the Services to said customers, and (iii) that the present operations and support staff of OCC comprised of Paraninfo, Chan and Boduryan is capable and sufficient to operate the said computer equipment and to adequately support the said customers.

          3. USC represents and warrants that the shares of lnsynQ that comprise some 871,280 shares, will be used by USC in a share swap with The Griffin Corporation ('Griffin') to repatriate all of the shares in USC that USC issued to Griffin (i) in consideration of Griffin having issued Griffin shares to creditors and former employees of OCC to settle trade accounts and severance arrangements, this accounting for 400,000 shares
     (ii) in consideration of Griffin having issued Griffin shares to HDL Capital Corporation to settle their promissory notes, this accounting for 400,000 shares, and (iii) in consideration of a cash advance made by Griffin to OCC, this accounting for 71,280 shares. Griffin's acceptance of these arrangements is expressed in the letter from Griffin incorporated as Exhibit "A" to this Agreement. On closing of this repatriation transaction, USC will again be 100% owned by Kaplan and will receive the remaining shares, approximately 2,000,000 at closing. At his discretion, Kaplan may cause USC to transfer some of these shares to persons who are or were employees of OCC as at the Date of this Agreement.

          4. Both parties hereto will co-operate and provide information so that InsynQ may carry out due diligence to verify the schedules and representations herein.


     E.   RESET PROVISIONS

     The 2,000,000 shares of lnsynQ stock comprising Kaplan's portion due on completion of the Share Swap Phase shall be entitled to a reset provision, InsynQ hereby covenants that if lnsynQ's share price for the previous 30 days is less than US$.50 one year from the Closing of this Transaction, then InsynQ will issue USC additional lnsynQ shares to retroactively augment the number of shares in the original share swap so that the total value of the shares is equivalent to $1,000,000 USD on said date. This reset is limited to the original shareholders of record on the day of closing.


     F.   ORGANIZATION AND MANAGEMENT

     Immediately upon Closing, OCC will have its name changed from Omnibus Canada Corporation to InsynQ Canada Corporation. This name change of the corporation does not affect any of the representations, warrantees, covenants or terms of this Agreement, in that each and every reference to 'OCC' in this Agreement serves to identify one and the same corporation, whatever its actual registered name might be at the time pertinent to the said reference.

          1. After Closing, Kaplan will continue as President of OCC albeit renamed. There will be no Chief Executive Officer o fOCC per se. Kaplan will report to the Chief Executive Officer of lnsynQ, John Gorst.

          2. Kaplan will be appointed Chairman of the Board of lnsynQ. Suitable indemnification of Kaplan will be put in place to mitigate any potential liability associated with this appointment.

          3. Press releases, stationery and business cards will be created to announce and give effect to these changes.

          4. USC covenants that apart from disbursements under Schedule 3.4 hereof to liquidate current liabilities, OCC will be in a monthly cash break even position upon Closing as set out in Schedule 6.5 hereto.

          5. The existing contract with Buck Consultants Limited for Services and the existing equipment lease with Data General Financial Services will remain with OCC.

          6. The contract with Simplified Telephony Solutions Inc. (Robert Howard and Paul Wright) for marketing services will remain with OCC.

          7. OCC will use exclusively the InsynQ web site. InsynQ will develop a section of the web site that focuses on delivering Services in Canada.

          8. Business currently under contract or management through the Tacoma office of InsynQ that is essentially Eastern Canada in venue will be transferred for management purposes to the Toronto office, that is to OCC. This is chiefly the CPA Accounting channel and the OnSite opportunity.

          9. All current OCC purchase order approvals and accounting functions will be transferred to InsynQ offices in Tacoma. Vendor invoices and other transactions will be posted by Toronto staff to the Tacoma office accounting system. Payroll cheques will be written in Toronto through a local Toronto impress bank account funded from the Tacoma office. Other arrangements will be made as necessary.


     H.   LEGAL

          1. This Agreement will be interpreted under the laws of the State of Washington.

          2. This Agreement cannot be assigned by one of the Parties without the reasonable written permission of the other Party.

          3. This Agreement represents the complete and total agreement between the Parties.


InsynQ Inc.


/s/ John P. Gorst                                Date 6/01/01
per: John Gorst, President



Omnibus Subscriber Computing Inc.


/s/ Donald Kaplan                                Date 6/01/01
per: Donald Kaplan, President